Exhibit 10.3

2006 Stock Option Agreement

NCR Stock Incentive Plan

(Non-Statutory Stock Option)

You have been granted an option (the “Option”) under the NCR Stock Incentive Plan (the “Plan”) of NCR Corporation (“NCR”) to purchase from NCR a number of common shares of NCR (“Shares”) at the price per Share as listed on the stock option information page on the stock option plan website, subject to the terms and conditions of this agreement and the Plan.

1. Your right to exercise this Option will expire ten (10) years from the grant date, unless sooner terminated due to your termination of employment as described below. If the expiration date falls on a Saturday, Sunday or holiday, it will be deemed to occur on the next following business day.

2. This Option will vest and may be exercised at any time prior to its expiration as follows: 25% (rounded down to the nearest whole share) of the Option Shares on the first anniversary of the grant date; an additional installment of 25% (rounded down to the nearest whole share) of the Option Shares on the second and third anniversaries of the grant date, and on the fourth anniversary of the grant date, this Option will be fully vested and exercisable; provided, however, that you are continuously employed by NCR or any of its Affiliate companies (referred to collectively herein as “NCR”) until the vesting dates. In the event your employment terminates prior to the fourth anniversary of the date of grant, this Option shall terminate with respect to the unvested installments, except as provided below.

3. This Option will vest in full if you (i) die while actively employed by NCR; or (ii) cease to be actively employed by NCR because you qualify for benefits from the NCR Long Term Disability Plan or another long term disability plan sponsored by NCR (“Disability”). In such cases, the Option may be exercised during the one-year period following the date of death or Disability, regardless of the expiration date of the Option. If death or Disability occurs on or after attainment of age 55, the Option may be exercised until the earlier of (a) the three-year period following death or Disability, or (b) the expiration date of the Option, but in no event earlier than one year following the date of death or Disability.

4. If you terminate employment with NCR due to Retirement, as defined below, the unvested portion of this Option will terminate and the vested portion may be exercised until the earlier of (a) the expiration of the three year period following your termination date, or (b) the expiration date of the Option. For purposes of this paragraph, “Retirement” means termination of employment at or after age 55.

5. Upon the occurrence of a Change in Control, as defined in the Plan, if the continuing company assumes or replaces this Option, the Option will continue according to its terms. In such case, if you are involuntarily terminated other than for Cause or voluntarily terminated for Good Reason within two years after the Change in Control, this Option will vest in full and be exercisable until the later of (1) the last date on which it would be exercisable in the absence of the Change in Control, and (2) the first anniversary of termination of employment, but in either case no later than the expiration date of the option. If the continuing company does not assume or replace this Option, it will vest in full upon the Change in Control. Upon a Change in Control, the Compensation & Human Resource Committee of the Board of Directors (the “Committee”) in its discretion may (1) terminate this Option after providing advance notice to exercise the vested and unvested portion, or (2) cash out this Option, as provided in the Plan. This paragraph 5 is a summary of the Change in Control provisions of the Plan, and other provisions of the Plan may apply and will prevail.

6. If your NCR employment is involuntarily terminated for Cause, as defined in the Plan, this Option will be forfeited.

7. If you terminate from NCR for any other reason, including reduction-in-force, the unvested portion of this Option will terminate and the vested portion may be exercised through the 59th day after your date of termination of employment, or the expiration date, if earlier.

8. If you die during employment or after termination of employment but while this Option remains exercisable, this Option will be exercisable by your beneficiary or heir for one year after the date of death, regardless of the expiration date of the Option.

9. This Option will be cancelled if the Committee determines that you engaged in misconduct in connection with your employment.

10. This Option shall be exercised in accordance with procedures established by the administrator of NCR’s stock option program, including broker-assisted cashless exercises. In countries where deemed mandatory, upon exercise, the purchase price will be paid by simultaneous sale of the shares exercised, in such a manner that the optionee is not subject to taxation upon grant of the option award. Any taxes required by law to be withheld or paid with respect to exercise of this Option shall be deducted from the proceeds of the Option exercise. If NCR or the administrator of the stock option program is unable to withhold required taxes from the proceeds of the exercise, you or your legal representative or beneficiary will be required to pay such amounts, and NCR may take any action necessary to satisfy such obligation, including but not limited to withholding cash from your compensation otherwise due to you, or withholding from the shares such numbers of Shares as it, in its sole discretion, shall determine to be required to satisfy such withholding requirements.

11. Within a reasonable period after the Option is exercised, NCR will instruct its Transfer Agent and Stock Registrar to credit you or your successor with the number of Shares with respect to which you exercised the Option. Neither you nor your legal representative shall be, or have any of the rights and privileges of, a stockholder of NCR in respect of any Shares purchasable upon the exercise of this Option, in whole or in part, unless and until the Company credits you with such Shares.

12. This Option is not transferable by you otherwise than by beneficiary designation, will or the laws of descent and distribution, and during your lifetime the Option may be exercised only by you or your guardian or legal representative.

13. You may designate one or more beneficiaries to receive all or part of this Option in case of your death, and you may change or revoke such designation at any time. In the event of your death, any portion of this Option that is subject to such a designation will be distributed to such beneficiary or beneficiaries in accordance with this agreement. Any other portion of this Option shall be distributable to your estate. If there is any question as to the legal right of any beneficiary to receive a distribution hereunder, the Shares in question may be purchased by and distributed to your estate, in which event NCR shall have no further liability to anyone with respect to such Shares.

14. In exchange for this Option, you agree that during your employment with NCR and for a period of twelve (12) months after termination of your NCR employment for any reason, you will not, without the prior written consent of the Chief Executive Officer of NCR, (1) render services directly or indirectly to any Competing Organization (as defined below) involving the development, manufacture, marketing, advertising, sale or servicing of any product, process, system or service upon which you worked or in which you participated during the last two years of your NCR employment; (2) directly or indirectly recruit, hire, solicit or induce, or attempt to induce, any exempt employee of NCR to terminate his/her employment with or otherwise cease his/her relationship with NCR; or (3) canvass or solicit business with any firm or company with which you worked during the preceding two years while employed by NCR, including customers of NCR. If you breach the terms of this paragraph 14, in addition to recovering damages for breach, this Option will be immediately cancelled, and you agree to pay to NCR the difference between the exercise price and the fair market value on the date of exercise of any shares received in connection with the exercise of this Option on or after the date which is 12 months prior to the date of the breach.

As used in this paragraph 14, “Competing Organization” means an organization identified by the Chief Executive Officer of NCR at the beginning of the year in which your employment with NCR terminates as a Competing Organization, and any other person or organization which is engaged in or about to become engaged in research on or development, production, marketing, leasing, selling or servicing of a product, process, system or service which is the same or similar to or competes with a product, process, system or service manufactured, sold, serviced or otherwise provided by NCR to its customers.

You understand that if you breach this section, NCR may sustain irreparable injury and may not have an adequate remedy at law. As a result, you agree that in the event of your breach of this section, NCR may, in addition to any other remedies available to it, bring an action or actions for injunction, specific performance, or both, and have entered a temporary restraining order, preliminary or permanent injunction, or order compelling specific performance.

15. By accepting this Option, you agree that, where permitted by local law, any controversy or claim related to your employment relationship with NCR shall be resolved by first exhausting any NCR internal dispute resolution process and policy, and then by arbitration pursuant to such policy. If you are employed in the U.S., the arbitration shall be pursuant to the NCR dispute resolution policy and then current rules of the American Arbitration Association and shall be held in Dayton, Ohio. If you are employed outside the U.S., where permitted by local law, the arbitration shall be conducted in the headquarters city of the business unit in which you work. The arbitration shall be held before an arbitrator who is an attorney knowledgeable in employment law. The arbitrator’s decision and award shall be final and binding and may be entered in any court having jurisdiction thereof. For arbitration held in the U.S., issues of arbitrability shall be determined in accordance with the federal substantive and procedural laws relating to arbitration; all other aspects shall be interpreted in accordance with the laws of the State of Ohio. Each party shall bear its own attorney’s fees associated with the arbitration and other costs and expenses of the arbitration shall be borne as provided by the rules of the American Arbitration Association for an arbitration held in the U.S., or similar applicable rules for an arbitration held outside the U.S. If any portion of this paragraph is held to be unenforceable, it shall be severed and shall not affect either the duty to arbitrate or any other part of this paragraph.

16. The terms of this Option as evidenced by this agreement may be amended by the NCR Board of Directors or its Compensation Committee, provided that no such amendment shall impair your rights hereunder without your consent.